Exhibit 5.5

OFFICE ADDRESS	Loyens & Loeff (USA) B.V. Limited Liability Company 555 Madison Avenue, 27th Floor New York, NY 10022 U.S.A.
TELEPHONE	+1 212 489 06 20
FAX	+1 212 489 07 10
INTERNET	www.loyensloeff.com

To:

Eaton Corporation (the Addressee)

CAPACITY OPINION

Privileged

New York, October 3, 2013

Dear Sir/Madam,

You have requested us, the undersigned, as special counsel on certain matters of Dutch law to Turlock B.V., a private company with limited liability under Dutch law (besloten vennootschap met beperkte aansprakelijkheid) (the Company) to render a capacity opinion regarding the transactions contemplated by the Opinion Documents, including the filing of the registration statement on Form S-4 (the Registration Statement) by Eaton Corporation, the Company and certain other guarantors relating to the issuance by Eaton Corporation of up to $600,000,000 aggregate principal amount of its 0.950% Senior Notes due 2015 (the 2015 Exchange Notes), $1,000,000,000 aggregate principal amount of its 1.500% Senior Notes due 2017 (the 2017 Exchange Notes), $1,600,000,000 aggregate principal amount of its 2.750% Senior Notes due 2022 (the 2022 Exchange Notes), $700,000,000 aggregate principal amount of its 4.000% Senior Notes due 2032 (the 2032 Exchange Notes) and $1,000,000,000 aggregate principal amount of its 4.150% Senior Notes due 2042 (the 2042 Exchange Notes and, together with the 2015 Exchange Notes, the 2017 Exchange Notes, the 2022 Exchange Notes and the 2032 Exchange Notes, the Exchange Notes) in exchange for any and all of its outstanding unregistered 0.950% Senior Notes due 2015, 1.500% Senior Notes due 2017 , 2.750% Senior Notes due 2022, 4.000% Senior Notes due 2032 and 4.150% Senior Notes due 2042, respectively, and the issuance by the Company of a guarantee with respect to the Exchange Notes. The Exchange Notes and the Exchange Guarantee will be issued under the Indenture.

Headings used in this opinion letter are for ease of reference only and shall not affect the interpretation hereof.

The public limited company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce and Industry under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions have been printed on the reverse side of this page and may also be consulted via www.loyensloeff.com. The conditions were deposited with the Registry of the Rotterdam District Court on 1 July 2009 under number 43/2009.

AMSTERDAM • ARNHEM • BRUSSELS • EINDHOVEN • LUXEMBOURG • ROTTERDAM • ARUBA • CURAÇAO • DUBAI • FRANKFURT • GENEVA •
HONG KONG • LONDON • NEW YORK • PARIS • SINGAPORE • TOKYO • ZURICH

In this opinion:

Excerpts means, collectively, the Company’s Excerpts and the Former Director’s Excerpt.

Former Director means Intertrust (Netherlands) B.V. in its capacity as the former director B of the Company.

Opinion Documents means, collectively, the documents listed in Schedule I attached hereto.

Resolutions means, collectively, the Board Resolution and the Shareholder’s Resolution.

In rendering this opinion, we have examined and relied upon facsimile or electronically transmitted copies of the executed Opinion Documents and upon facsimile or electronically transmitted copies of the following documents:

(1)	a copy of excerpts dated November 20, 2012 and October 2, 2013 (the Company’s Excerpts) of the registration of the Company in the trade register of the Chambers of Commerce in the Netherlands (the Trade Register) under number 08169375;

(2)	a copy of excerpts dated November 20, 2012 (the Former Director’s Excerpt) of the registration of the Former Director in the Trade Register under number 33144202;

(3)	a copy of the deed of incorporation of the Company dated January 9, 2008 (the Deed of Incorporation);

(4)	a copy of the articles of association (statuten) of the Company, dated May 20, 2012 (the Articles);

(5)	a copy of the resolution of the management board of the Company (the Management Board), dated November 14, 2012, resolving to enter into the transactions contemplated by and authorizing the entry into, the execution of and the performance of the Registration Rights Agreement and the Indenture (the Board Resolution); and

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(6)	a copy of the resolution of the general meeting of shareholders of the Company (the Shareholder’s Meeting), dated November 14, 2012, (inter alia) approving the Board Resolution (the Shareholder’s Resolution).

We have further relied on the statements made by the Former Director in the certificate dated November 20, 2012 (the Management Certificate) and we have assumed without independent investigation, except as otherwise indicated herein, that such statements are correct as of the date hereof.

For the purpose of the opinions expressed herein, we have assumed:

(i)	the genuineness of all signatures;

(ii)	the authenticity of all agreements, certificates, instruments, and other documents transmitted to us as originals;

(iii)	the conformity to the originals of all agreements, certificates, instruments, and other documents transmitted to us as electronically submitted or facsimile copies;

(iv)	that the information recorded in each of the Excerpts is true, accurate and complete on the date of the Resolutions, on the date of the Opinion Documents and on the date hereof (although not constituting conclusive evidence thereof, our assumption is supported by (i) information obtained by telephone today from the Trade Register confirming that no changes were registered other than shown in the Excerpts);

(v)	that the Opinion Documents have not been amended, supplemented, terminated, rescinded, nullified or declared null and void;

(vi)	that the Former Director has been duly incorporated as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law;

(vii)	that (i) the Deed of Incorporation is a valid notarial deed (authentieke akte), (ii) the contents thereof are correct and complete and (iii) there were no defects in the incorporation process (not appearing on the face of the Deed of Incorporation) for which a court might dissolve the Company;

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(viii)	that neither the Company nor the Former Director has been dissolved (ontbonden), merged (gefuseerd), split up (gesplitst), granted a suspension of payments (surseance verleend), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of the 29 May 2000 Council Regulation (EC) No 1346/2000 on Insolvency Proceedings (the Insolvency Regulation), listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time (although not constituting conclusive evidence thereof, this assumption is supported by (a) the contents of the Excerpts, (b) information obtained by telephone today from the bankruptcy clerk’s office (faillissementsgriffie) of the relevant court in Amsterdam, the Netherlands, and (c) a search today on the relevant website (www.rechtspraak.nl) in respect of the international bankruptcy clerk’s office (internationale faillissementsgriffie) of the court in The Hague, the Netherlands);

(ix)	that the Articles are the articles of association (statuten) of the Company in force on the date of the Resolutions, on the date of the Opinion Documents and on the date hereof (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Management Certificate and the Company’s Excerpts);

(x)	that the Resolutions (a) correctly reflect the resolutions made by the Management Board and the Shareholder’s Meeting, respectively, in respect of the transactions contemplated by the Registration Rights Agreement and the Indenture, and (b) have not been and will not be amended, nullified, revoked, or declared null and void (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Management Certificate);

(xi)	that there are no persons with a right to attend and address the general meeting (vergaderrecht) other than the persons who have signed the Shareholders’ Resolution (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Shareholder’s Resolution);

(xii)	that none of the members of the management board of the Former Director nor any of its proxy-holders (procuratiehouder) has a (potential) conflict of interest with the Company or the Former Director (as the case may be) in connection with the Registration Rights Agreement and the Indenture or the transactions contemplated thereby, that would preclude any of them from validly representing the Former Director as one of the directors of the Company;

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(xiii)	that there is no works council (ondernemingsraad) with jurisdiction over the transactions envisaged by the Opinion Documents (although not constituting conclusive evidence thereof, our assumption is supported by the contents of the Board Resolution); and

(xiv)	that the entering into of the Opinion Documents by the Company is in furtherance of its corporate objects as meant in section 2:7 of the Dutch Civil Code.

Based upon the foregoing and subject to (a) any factual matters or documents not disclosed to us in the course of our investigation and (b) the qualifications and limitations stated hereinafter, we are of the opinion that on the date hereof:

Corporate status

A.	The Company has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private company with limited liability) under Dutch law.

Corporate power

B.	The Company has the corporate power and authority to execute and deliver the Opinion Documents and to perform its obligations thereunder.

Duly authorized

C.	The execution and delivery by the Company of the Registration Rights Agreement and the Indenture, and the performance by the Company of its obligations thereunder, have been duly authorized by all requisite corporate action on the part of the Company.

Due execution and delivery

D.	The Company has duly executed and delivered the Opinion Documents.

Non-conflict

E.	The execution and delivery by the Company of the Opinion Documents and the performance by the Company of its obligations under the Opinion Documents do not conflict with or result in a violation of the Articles or the provisions of any published law, rule or regulation of general application of the Netherlands.

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Consents

F.	No approval, authorization or other action by, or filing with, any Dutch governmental, regulatory or supervisory authority or body, is required in connection with the execution by the Company of the Opinion Documents and the performance of its obligations thereunder.

This opinion is subject to the following qualifications:

a.	The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), insolvency, fraudulent conveyance (actio Pauliana), reorganization, suspension of payments (surseance van betaling) and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights (including but not limited to the laws that apply pursuant to the Insolvency Regulation).

b.	The Company may be designated by the Dutch Central Bank (De Nederlandsche Bank N.V.) pursuant to its Regulation of 4 February 2003, implementing the reporting instructions under the Act on Financial Foreign Relations 1994 (Wet financiële betrekkingen buitenland 1994), to file reports with the Dutch Central Bank for the benefit of the composition of the balance of payments for the Netherlands by the Dutch Central Bank.

c.	The validity of the Opinion Documents may be affected by the ultra vires provisions of section 2:7 of the Dutch Civil Code. These provisions give legal entities the right to invoke the nullity of a transaction if such transaction entered into by such entity cannot serve to realize the objects of such entity and the other parties to such transaction knew, or without independent investigation, should have known, that such objects and purposes have been exceeded. All circumstances relevant in determining corporate benefit should be taken into account, including the wording of the objects clause of the articles of association and the level of (direct or indirect) benefit derived by the legal entity.

We express no opinion on any law other than Dutch law (unpublished case law not included) as it currently stands. The terms “the Netherlands” and “Dutch” refer solely to the European part of the Kingdom of the Netherlands. We express no opinion on any laws of the European Union (insofar as not implemented in the Netherlands in statutes or regulations of general application) unless it concerns EU

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Regulations (Verordeningen) in effect in the Netherlands on the date of the opinion. In this opinion letter, we express no opinion on the validity or enforceability of the Opinion Documents, on tax law, on the business merits of the transaction contemplated by the Opinion Documents, on financial assistance rules or on anti-trust law/competition law.

In this opinion letter, Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. Furthermore, we note that a term may for the purposes of one area of Dutch law have a meaning that is different from the meaning for the purposes of other areas of Dutch law. In this opinion letter, the meaning to be attributed to an English term shall be the meaning attributed to the equivalent Dutch concept for the purposes of the relevant area of Dutch law.

This opinion letter is issued under the express condition that any issue of interpretation or liability arising thereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands. This opinion letter is issued by Loyens & Loeff (USA) B.V.; natural persons or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff (USA) B.V. cannot be held liable in any manner whatsoever. This opinion letter issued under the express condition that any liability of Loyens & Loeff (USA) B.V. is limited to the amount paid out under its professional liability insurance policies.

This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any of the above documents or any other document examined in connection with this opinion letter except as expressly confirmed herein.

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We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein.

Yours faithfully,

/s/ Loyens & Loeff (USA) B.V.

Loyens & Loeff (USA) B.V.

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SCHEDULE I

OPINION DOCUMENTS

1	That certain New York law registration rights agreement dated November 20, 2012, entered into by and among (inter alia) Turlock Corporation as issuer, the Company as guarantor, and Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC as the representatives (the Registration Rights Agreement).

2	That certain New York law indenture dated November 20, 2012 by and among, inter alios, Eaton Corporation, the Company, the other Initial Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A. as trustee, relating to the Notes, including the forms of Notes attached as exhibits thereto, setting forth, among other things, the respective rights and obligations of the Eaton Corporation as issuer, the Initial Guarantors and the trustee with respect to the Notes, and the guarantees provided in relation to the Notes by, inter alios, the Company (as amended and supplemented, the Indenture).

3	The form S-4 registration statement dated August [23], 2013 to be executed by and among (inter alia) Eaton Corporation, the Company , certain other Guarantors (as defined therein), relating to the filing with the Securities and Exchange Commission under the Securities Act of 1933 (as amended) in connection with the issuance of certain Exchange Notes under the Indenture.

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